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                                                                    Exhibit 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statements of Neoprobe Corporation and Subsidiaries listed below of our report dated February 20, 1998, on our audits of the consolidated balance sheet of Neoprobe Corporation and Subsidiaries as of December 31, 1997, and the related consolidation statements of operations, stockholders' equity, and cash flows for the years ended December 31, 1996 and 1997, which report is included in this Annual Report on Form 10-K.

Form S-3 File No. 33-72700
Form S-3 File No. 33-73622
Form SB-2 File No. 33-86000
Form S-3 File No. 33-93438
Form S-3 File No. 33-93858
Form S-3 File No. 333-15989
Form S-8 File No. 33-70074
Form S-8 File No. 33-81410
Form S-8 File No. 333-05143


                                                      PricewaterhouseCoopers LLP


Columbus, Ohio
April 9, 1999